SERVICES AGREEMENT

This SERVICES AGREEMENT (“Agreement”) is made and entered into on May 27, 2022 (the “Effective Date”) by and among GATC HEALTH CORP, a Wyoming corporation, with its principal business offices at 2030 Main Street, Suite 660, Irvine CA 92614 (“GATC”) and Akon Lighting, Inc., a Delaware corporation, with its principal business offices at 8th The Green Street, Dover, DE 19901 (“AL”). Each of the parties may be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, GATC has developed an artificial intelligence-driven genomic analysis engine to produce specific reports based on an individual’s health related conditions and symptoms as related to certain treatments (the “Engine”), and is able to produce reports based on sequenced genetic data and other genomic data (as further defined, the “Reports”);

WHEREAS, GATC is desirous of granting AL rights to receive Reports in certain Fields of Use in the Licensed Territories as more fully set forth herein; and

WHEREAS, AL is desirous of obtaining exclusive rights to receive Reports in the Fields of Use in the Licensed Territories, as more fully set forth herein.

WHEREAS, AL is desirous of supplementing Reports with localized content and support to add value for the end-users within the Licensed Territory.

WHEREAS, GATC is desirous of adding new health-related data, including full genomic, proteomic and other “omic” data as well as related de-identified patient information, to its artificial intelligence platform for the purpose of individual health analysis and drug discovery.

WHEREAS, AL is desirous of providing marketing, customer communications, end-user portal(s), packaging and general business operations within the Licensed Territory.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1

DEFINITIONS.

The following words or phrases shall have the meaning indicated when used in this Agreement:

1.1

“Affiliate” shall mean, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. For these purposes “control” or any variation shall be defined as possession of the power to vote on or direct or cause the direction of the management and policies of a legally recognizable entity, through direct or indirect majority ownership or minimum percentage ownership that shall grant a controlling interest in such entity. An entity will be deemed an Affiliate only so long as such control exists.

1.2

“Agreement” means this Services Agreement including all Schedules and Exhibits attached hereto and made a part hereof.

1.3

“End User” means any individual customer of AL or its Sublicensees who is resident in the Licensed Territories and has one or more Sample Tests performed on their saliva by a Testing Lab in the Licensed Territories for the personal use of such customer or their health care provider and receives a Report prepared under this Agreement.

1.4

“Field of Use” means Virus (Schedule 2), Heart (Schedule 3) and Diabetes (Schedule 4) and any other Fields of Use agreed upon by the Parties in writing subsequent to the Effective Date.

1.5

“Engine” means the proprietary functional genomic analysis software platform developed and used by GATC which is used to perform the Analysis and Interpretation Services and analyzes Test Results and produces written Reports based on certain data from such tests.

1.6

“Intellectual Property Rights” collectively means any and all patents of any type, design rights, utility models or other similar invention rights, works of authorship, copyrights, database rights, trade secret rights, confidentiality or non-disclosure rights, trademarks, trade names and service marks, and any other intangible or intellectual property rights of any nature, including applications and registrations for any of the foregoing, in any jurisdiction, whether arising under statutory or common law or by contract and whether or not perfected or in any form or stage of development, now existing or hereafter created, developed, filed, issued or acquired, and including any and all moral rights and rights to create derivative works of authorship and any and all rights in and to original or derivative works of authorship; any and all goodwill associated therewith; any and all rights to causes of action and remedies related thereto; and any and all similar rights in any jurisdiction.

1.7

“Licensed Territory” shall mean all countries within the continent of Africa listed on Schedule 5 (including any such countries that change their name or borders in the future).

1.8

“Report” means the electronic report of the analysis performed by GATC on the Test Results of a specified End User by performing the Analysis and Interpretation Services using the Engine and with content mutually agreed upon by both parties in a separate Report Requirements Addendum.

1.9

“Sample Test” means a laboratory clinical test of a sample of human saliva, blood or other biologic liquid or tissue obtained from an End User for genetic sequencing.

1.10

“Test Results” means the results of the Sample Tests for End Users that are generated by the Testing Lab and then used to generate the Reports issued by GATC. This includes full genomic data, proteomic data and other de-identified patient health data that provides insight into personal disease risk, potential therapeutics, and other personal health information as agreed to by the Parties.

1.11

“Testing Labs” means laboratories retained by AL to run Sample Tests and to send the Test Results to GATC to generate the Reports. Each of the Testing Labs must be approved in advance by GATC to ensure that the Test Results can be securely integrated into GATC’s system; provided that such approval will not be unreasonably withheld or delayed.

2

GRANT OF RIGHTS

2.1

Data Assignment. GATC hereby assigns, transfers, conveys and grants to AL all of and the exclusive rights, title, and interest in and to all Reports and any and all data and information included in the Reports, and including all Intellectual Property Rights therein and thereto, to the extent that such may be assigned, other than patient data and information that GATC does not have the authority to transfer (“Assigned Data”). Should GATC be precluded, in whole or in part, from making the foregoing assignment, then GATC agrees to and hereby does grant AL an exclusive right and license to all Reports,and all data and information included in the Reports, or any portions thereof that are not assignable, including all Intellectual Property Rights therein and thereto, other than patient data and information that GATC is not authorized to license (“Licensed Data”) to reproduce, distribute, publicly perform, publicly display, and make derivative works based on, and to make any and all uses of such Licensed Data in the Licensed Territory in all Fields of Use. Based on the assignment and/or license in this Section 2.1, AL will have all rights, title, and interest in and to the Reports and all data and information therein, including, without limitation, the Assigned Data and Licensed Data and all rights to reproduce, copy, sell, resell, license, transfer, and distribute the Reports to End Users and/or their healthcare providers on behalf of such End Users in the Licensed Territories, and to use the Reports for any and all purposes. For clarity, GATC shall solely own, and nothing in this Agreement shall transfer any rights to AL with respect to the Engine (or any improvements thereto) or GATC’s analysis done on the Test Results.

2.2

Test Results. AL acknowledges that the Test Results will be generated by the Testing Lab, and not GATC. GATC will solely own the Test Results and associated de-identified personal health data (the “Database”). GATC shall use the Database to generate the Reports pursuant to the terms of this Agreement. AL acknowledges that GATC will also use the Database for its business purposes, including for the purpose of improving the Engine and drug development. AL shall not provide the Database to any third party and AL shall not itself use the Database for any purpose. Notwithstanding the foregoing, if GATC grants a license or access to a third party to use the Database (separate and apart from any collaborative activities with GATC), then GATC shall pay to AL fifty percent (50%) of all consideration that GATC receives from such third party for such license or access within thirty (30) days after receipt of such consideration. For clarity, the foregoing does not apply, and GATC does not owe any amounts to AL, for GATC’s own use of the Database or its use of the Database with GATC’s drug development or commercialization partners.

2.3

Exclusivity in the Licensed Territories. During the term of this Agreement, neither Party shall enter into any agreement with a third party that would involve obtaining genetic information from persons located in the Licensed Territories for the purpose of conducting research (including genetic analysis) or development.

2.4

If AL originates and develops a business opportunity for drug development, the companies involved in the opportunity will share in project under a separately negotiated agreement.

3

SERVICES

3.1

Services. GATC will perform the following services for AL during the Term (collectively the “Services”):

(a)

Analysis and Interpretation Services. GATC will receive Test Results and associated de-identified personal health data from one or more Testing Labs, use the Engine to generate Reports and deliver the Reports exclusively to AL for the exclusive use, reproduction, distribution, offering for sale, sale, and/or licensing by AL and its sublicensees and customers in the Licensed Territory in the Fields of Use (“Analysis and Interpretation Services”). GATC will generate a specific Report for each Test Result it receives from the Testing Labs or AL.

(b)

Training Program Advice. GATC will provide reasonable advice and training to AL in the English language on the creation of a physician training program to be operated by AL in the Licensed Territory to enable physicians and pharmacists to utilize the Reports in relation to the End Users (“Training Advice”). Such program advice shall not exceed 40 person-hours in total.

(c)

Virtual Training Seminars: GATC will make a qualified trainer available to provide up to five (5) one-hour train the trainer training seminars for physicians and pharmacists on the use of the Reports (“Training Courses” and together with Training Advice, the “Training Services”). Such seminars will be in the English language. All such training seminars will be held on mutually convenient dates and times and will be organized and financed by GATC. If AL desires such training beyond five (5) one-hour training seminars, GATC will provide such training at its then-current hourly rate.

3.2

Procedures. The Reports will be produced and delivered by GATC to AL in accordance with the following procedures (“Procedures”):

(a)

Sample Tests: The saliva, blood or other biologic liquid or tissue from each End Users shall be collected and processed by one or more Testing Labs. GATC shall have the right to select and qualify all Testing Labs. AL shall enter into agreements with each Testing Lab to provide for the sequencing, storage, transfer and payment for the genomic sequencing. GATC shall enter into agreements with each Testing Lab to ensure that the samples and Test Results are only used for the purpose of this Agreement. AL shall ensure that the End User consents in a valid and enforceable writing to the release of the Test Results to GATC and AL and the transmittal of such Test Results to third parties within and outside of the Licensed Territory for review and processing.

(b)

Compliance with United States Laws: GATC agrees that it shall comply at all times during the Term with (i) the United States government regulation relating to receiving and accessing Test Results, generating the Reports, and using the Test Results to improve the Engine, and (ii) all other applicable laws and regulations now or hereafter in force relating to subsection (i) and to the Analysis and Interpretation Services (“Laws”). GATC shall be solely responsible for the full compliance at all times by GATC and its employees and representatives with all Laws at all times.

(c)

Anonymization: GATC shall only receive the anonymized Test Results (with a key-coded designation) and AL shall not, and shall ensure that the Testing Labs do not, provide GATC with any Personal Data, including information that would allow GATC to match the Test Results with an individual without the use of a decoding key. AL shall ensure that the Testing Labs implement and use a key- coded system for the confidential receipt, handling and transmittal of all Test Results and Reports. As part of such system, each End User and each of their Test Results shall be assigned an identifying key number in order that all transmissions to and processing of such Test Results by GATC will be anonymized and no personally identifiable information of the End User will be disclosed to GATC at any stage. All key numbers and other personal information associated with each End User shall be held and retained by AL on a secure AL server or servers.

(d)

Transmittal of Test Results: The anonymized Test Results to be processed by GATC hereunder shall be transmitted by the Testing Labs to GATC by electronic means. The Test Results and all communications shall be in the English language.

(e)

GATC Intake and Processing: GATC shall maintain a system of automated intake and will target prompt analysis and interpretation of the Test Results for End Users. All Reports will be produced by GATC on the Engine using its own servers in the United States or the country in which the Analysis and Interpretation Services are being provided.

(f)

Reports: The completed Reports will be transmitted to AL from GATC by electronic means at an AL server address located in the United States or the country in which the Analysis and Interpretation Services are being provided or the End User or the End User’s health care provider is located. At no time will GATC be required to transmit any Report or other materials to an unapproved location or to deliver other than electronic copies of the Report. The contents of the Reports will include the information to be identified in the applicable Schedule but will not include clinical diagnoses or product recommendations.

3.3

Import and Export Licenses. AL shall be solely responsible for obtaining all import and export licenses and approvals where necessary and desirable in any relevant jurisdiction to permit delivery of the Test Results from the United States to any country outside the United States and the transmittal or other uses of the Reports to or in jurisdictions outside of the United States, unless allowed by Law or approved in writing by the End User. AL shall be both the importer and exporter of record and shall obtain all licenses and approvals required by the United States or any other government at its sole expense.

3.4

Sublicenses. AL may grant rights to its Affiliates and/or third parties to request Analysis and Interpretation Services by GATC in the Field of Use under this Agreement for use in the Licensed Territory (each a “Sublicensee”). GATC may refer potential Sublicensees to AL from time to time and AL shall use commercially reasonable and good faith efforts to negotiate and reach terms with such potential Sublicensees. AL shall provide GATC with a copy of each executed sublicense within thirty (30) days after execution of same. The Sublicensee shall be required to pay the same Analysis and Interpretation Fees for such Analysis and Interpretation Services as set forth in the applicable Schedule. If AL receives any consideration for granting such rights to a Sublicensee (inclusive of cash, stock or other non-cash consideration), then AL shall pay to GATC fifty percent (50%) of such consideration within thirty (30) days after receipt of such consideration. In addition, if a Sublicensee would require any integration or development work in order to receive the benefit of such Analysis and Interpretation Services, such Sublicensee shall be required to pay GATC for such work pursuant to a separate integration agreement. AL will, upon GATC’s reasonable advance written request, allow an audit of AL’s books and records reasonably necessary and relevant to verify AL’s receipt of consideration under a sublicense agreement provided such audit is not conducted more than once per year, is conducted only during AL’s normal business hours and at a time agreed upon by the Parties, and is conducted in a manner that causes minimal disruption to AL’s operations and business. GATC agrees that all information, documents, and other materials collected during the course of any audit constitutes Confidential Information of AL, and may not be used for any purpose other than to verify compliance with this Agreement.

3.5

Acceptance. AL accepts the rights granted herein. No provision of this Agreement grants to AL, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to exclusively receive the Analysis and Interpretation Services and receive Reports. AL acknowledges that GATC (or GATC Health Corp.) shall remain the owner of the Engine (and any modification or improvements by GATC Health thereto) and AL will not have any license rights to the Engine or the right to receive, modify or make derivative works of the Engine.

3.6

Data Processing. As set forth in Section 3.2(c), GATC should not be receiving any personal data in connection with this Agreement. If there is an inadvertent disclosure of personal data to GATC under this Agreement, then GATC shall immediately delete such personal data and shall not use such personal data for any purpose.

4

ANALYSIS AND INTEPRETATION FEES

4.1

Analysis and Interpretation Fees. AL shall pay GATC a fee for the Analysis and Interpretation Services for each of the various Fields of Use, as set forth in the corresponding Schedule relating to such Field of Use.

5

PAYMENTS

5.1

Completion of Services. Analysis and Interpretation Services for an End User shall be considered as completed when a Report is generated via the Analysis and Interpretation Services and delivered to AL.

5.2

Invoices and Payments. Invoices shall be issued monthly and shall reflect the number of Reports generated by GATC during the preceding month. For each monthly payment to be made during the Term, GATC will issue an invoice to AL for the total number of Reports generated during that month. All invoices are payable by AL to GATC in full within sixty (30) days of receipt of each invoice.

5.3

Payments. All payments by AL hereunder shall be in US Dollars and made to GATC by wire transfer in immediately available funds to a bank account designated from time to time in writing by GATC by the required deadline.

5.4

Taxes. All payments due to GATC hereunder shall not be withheld or reduced by any taxes or other governmental charges however denominated and levied by any federal, foreign, state, local or other government agency, for which AL shall be solely responsible.

6

RECORDS

6.1

Maintaining Records. Both parties shall keep accurate records containing all information required for the computation and verification of the amounts to be paid hereunder.

7

DEVELOPING AND MARKETING EFFORTS

7.1

AL, its Affiliates and/or Sublicensees shall use commercially reasonable efforts to create, promote and maintain a market for sales of the Analysis and Interpretation Services and Reports.

7.2

AL shall not make any use of the name of GATC in connection with the use by AL of Reports or Analysis and Interpretation Services in any advertising, promotional or sales literature without the prior written consent of GATC. GATC shall not unduly restrict or prevent AL’s use of the name of GATC whenever or wherever required by Federal, State or local law or regulation, either domestically or internationally.

8

AL, its Affiliates and/or Sublicensees, shall be responsible for the compliance of Reports provided to End Users with all applicable laws and regulations. Without limiting the foregoing, all Reports provided by AL, its Affiliates and/or Sublicensees hereunder shall be labelled with such legends and statements as may be required by applicable laws or regulations. AL acknowledges that in generating the Reports, GATC is not providing medical advice, diagnosis or treatment, and the Reports should be utilized by AL’s End User customers in consultation with, or under the care of, a physician, pharmacist, or other qualified health care provider. AL assumes all liability, and GATC hereby disclaims all liability, resulting from the use of the Reports. WARRANTIES; LIABILITY, INFRINGEMENT, INDEMNIFICATION

8.1

GATC warrants and represents to AL that they have the entire right, title and interest necessary to (a) perform the Analysis and Interpretation Services, and (b) grant to AL the rights to use the Reports and provide the Reports to End Users, and (c) grant to AL the exclusive rights to receive Reports in the Licensed Territory in the Fields of Use. GATC warrants that (i) the Analysis and Interpretation Services will be performed in a professional and competent manner in substantial accordance with the applicable specifications and documentation; (ii) the Engine shall perform in substantial accordance with GATC’s applicable specifications and documentation; (iii) it is the owner of, or is authorized to license or provide to AL, the Analysis and Interpretation Services and the

Reports; and (iv) it is not a party to any outstanding commitment, agreement, or legal impediment of any kind in conflict with this Agreement or otherwise interferes with AL’s rights hereunder.

8.2

Except for indemnification obligations, gross negligence or willful acts or omissions by GATC , (a) GATC shall not be liable for any damage suffered by AL or third parties as a consequence of the use, application or exploitation of the Reports under this Agreement,

(b) GATC does not warrant the suitability of the Reports generated for any particular purpose, and (c) in no event shall GATC be liable to AL or any end user for any losses, direct, indirect, incidental or consequential damages, and any other warranty is disclaimed hereby. All Reports provided to End Users or their health care providers shall include an appropriate disclaimer as reviewed and approved by GATC to the effect that the interpretation of such Report and any therapy is the sole responsibility of the physician or other medical professional.

8.3

Limitation on Liability. EXCEPT AS IT RELATES TO (a) THE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS; (b) A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER; (c) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER; OR (d) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (COLLECTIVELY, “EXCEPTIONAL CIRCUMSTANCES”), (I) IN NO EVENT WILL EITHER PARTY, ITS SUBSIDIARIES OR AFFILIATES, OR ITS OR THEIR RESPECTIVE DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, SUCCESSORS OR ASSIGNS, BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS, LOST DATA, INTERRUPTION OF BUSINESS, OR OTHER SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; AND (II) IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY IN THE AGGREGATE FOR ANY CLAIMS OR DAMAGES IN ANY AMOUNT EXCEEDING THE AMOUNT PAID BY AL TO GATC DURING THE TWELVE MONTH PERIOD PRECEDING THE DATE ON WHICH THE CAUSE OF ACTION GIVING RISE TO THE LIABILITY AROSE.

9

CONFIDENTIALITY

9.1

The Parties agree that the contents of this Agreement are confidential and shall not be divulged to third parties without the written consent of both Parties, unless required by any governmental regulations. No public announcement shall be made related to this Agreement without the consent of all Parties, which shall not be unreasonably withheld. Each Party (a “Recipient”) shall maintain in strict confidence any and all information, material and know-how disclosed under this Agreement (the “Confidential Information”) by another Party (the “Discloser”) and shall use it only for the purposes intended by this Agreement. Each Recipient agrees to limit access to the Confidential Information to those employees who have a need to know in order to carry out the terms of this

Agreement. Notwithstanding the foregoing, each Party may refer to the other Party as a collaborator in any marketing or promotional materials.

9.2

Except as otherwise allowed herein, upon the expiration of this Agreement at the end of the normal term, or upon termination of this Agreement prior to the end of the normal term, each Recipient agrees that it will make no further use of the Confidential Information of the Discloser and will immediately deliver to the Discloser all copies in its possession of the Discloser’s Confidential Information; provided that the Recipient may retain one (1) copy for its legal archives.

9.3

The obligations mentioned in Sections 9.1 and 9.2 shall not apply to any information, material and know-how disclosed hereunder of which the Recipient can show in writing: was known to the Recipient at the time of disclosure by the Discloser; is or becomes generally available to the public without the Recipient being responsible therefore; or is subsequently disclosed to the Recipient by a third party having a bona fide right to disclose the same; or is independently developed by the Recipient without the use of the Confidential Information of the Discloser.

9.4

No item of information, material and know-how shall be deemed to fall within any of the above exceptions merely because such item is embraced by some general information that falls within one of the above exceptions. The obligations concerning the treatment of Confidential Information shall survive any expiration or termination of this Agreement.

9.5

Furthermore, the obligations under Section 9.1 hereof shall not hinder the receiving party to forward to the competent authorities any information the disclosure of which will be reasonably useful in connection with the registration, sale and use of Reports.

10

DURATION AND TERMINATION

10.1

Unless and until sooner terminated as hereinafter provided, this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of 2 years (“Initial Term”) which shall renew for additional 5 year periods (each a “Renewal Term”) based on AL meeting the Minimum Sample Requirements in Schedule 1.

10.2

AL may terminate this Agreement at any time if GATC fails to perform any material covenant, condition, or limitation herein, provided GATC shall not have remedied (or taken reasonable steps to remedy) its failure within (30) days after receipt of written notice of such failure from AL. GATC may terminate this Agreement at any time if AL fails to perform any material covenant, condition, or limitation herein, provided AL shall not have remedied (or taken reasonable steps to remedy) its failure within (30) days after receipt of written notice of such failure from GATC.

10.3

AL may terminate this agreement for any reason or no reason upon six (6) months written notice; provided that if at the time of such termination any outstanding fees (as defined in Schedules) have not been paid, then AL shall immediately pay to GATC the remaining amounts that have not yet been paid.

10.4

GATC shall have the right to immediately terminate this Agreement if the payment of any undisputed amounts set forth in the Development Agreement are not made within sixty

(60) days following a notice of failure to make any such payment.

10.5

If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with, any law, regulation, or official action by any government agency having jurisdiction over such Party, then such Party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result; provided that if such delay extends greater than 60 days, AL will have the right to terminate this Agreement upon written notice to GATC.

10.6

Except as otherwise set forth in this Agreement, in the event of termination of this Agreement, (a) AL shall immediately cease use of any Analysis and Interpretation Services; and (b) the Parties shall return or destroy (and certify such destruction of) all Confidential Information of the other Party. All sections of this Agreement which by their nature should survive termination will survive termination, including, without limitation, Sections 1, 2.1, 4.1 (until all outstanding amount are paid in full), 7.3, 8.2, 8.3, 9, 10.5, 10.6, 10.7, 11.3-11.8, 11.10, 11.11, 11.12 and 11.13.

10.7

GATC will be obligated to complete the Analysis and Interpretation Services and deliver all Reports that were ordered prior to the date of termination and AL may, after the effective date of termination, sell any Reports that it ordered prior to the date of termination, provided AL pays the fees due thereon to GATC as provided for herein.

11

MISCELLANEOUS

11.1

If performance of this Agreement is hindered or prevented by act of God, actions of the elements, fire, labour disturbances, pandemic, failure or lack of transportation facilities, shortage of labour, material or supplies, inability to obtain equipment or parts, breakdown of equipment, interruption of power or water, war, invasion, civil disturbance, enactment of legislation or issuance of governmental order or regulation beyond either Party’s control (“Force Majeure Event”), non-performance by either Party hereunder to the extent so hindered or prevented, shall be excused; provided that the affected Party promptly notifies the other Party of the force majeure event in writing and exercises its best efforts to resolve such causes and resume performance as soon as possible. If such Force Majeure Event continues for more than sixty (60) calendar days in the aggregate during any 12-month period, the other Party may terminate this Agreement in its sole discretion by written notice to the affected Party.

11.2

Any notice to be given under this Agreement shall be sent in writing in English and shall be effective when either served by personal delivery or overnight courier, or three days following deposit, postage prepaid, first class airmail registered or certified mail addressed to the Parties at their respective addresses set forth hereunder:

If to GATC:, at GATC Health Corp. 2030 Main Street, Suite 660, Irvine CA 92614, confirmed by email to megan@gatchealth.com,

If to AL,  , email

11.3

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect. In such event, the Parties further agree to amend and replace any invalid or unenforceable or void provision with a valid and legal and enforceable provision, which most closely approximates the intent and economic effect of the invalid or unenforceable or void provision.The waiver by a Party of a breach of any provision of this Agreement, shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

11.4

Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include any other gender. Each of the Parties has had this Agreement reviewed and negotiated by its own legal counsel and no provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Notwithstanding any contrary provision of this Agreement, whenever the words “include,” “includes” or “including” or any other variation are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”.

11.5

This Agreement and all matters arising from or relating to or in connection with this Agreement shall be construed and determined in accordance with and governed by the internal laws of the State of New York without reference to conflicts of law principles.

11.6

Any controversy or claim arising from or relating to or in connection with this Agreement or the subject matter hereof (including the breach hereof) shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York City, New York. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The prevailing party shall be entitled to an award of reasonable attorney’s fees and costs. Judgment upon the award so rendered may be entered in a court having jurisdiction, or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action or proceeding in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator(s). Any arbitration shall be conducted and resolved on an individual basis and not a class-wide, multiple plaintiff or similar basis. Any arbitration shall not be consolidated with any other arbitration proceeding involving any other person or entity.

11.7

Subject to Section 11.7 hereof, all actions or proceedings arising out of or relating to or in connection with this Agreement or the subject matter hereof shall be brought exclusively in the state and federal courts located in Manhattan, New York, and each of the Parties agrees that such courts shall have exclusive jurisdiction and venue for any such actions and proceedings. Process in any such action or proceeding may be served on any party in any jurisdiction in the world, in the same manner as notices hereunder as provided by Section 11.2 hereof. Any judgment may be entered in any court having competent jurisdiction wherever located.

11.8

Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by a Party, without the prior express written consent of the other Parties; provided, however, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. Any permitted assignee must assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 11.9 shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.9

The Parties further acknowledges and agrees that a breach of this Agreement or other violation of the rights of the other Party could cause irreparable harm for which monetary damages shall be inadequate. Each Party agrees that (in addition to any other remedies provided by law) the Parties will be entitled to seek injunctive relief against any such breach or violation without necessity of posting bond or any other security.

11.10

The Parties are independent contractors and this Agreement does not establish and is not intended to establish a partnership or joint venture or agency or franchise or any similar relationship between the Parties. No Party may enter into agreements or other obligations for or otherwise bind any of the other Parties.

11.11

The Parties shall execute and deliver such further documents and shall take such further actions as may be reasonably necessary to carry out the provisions of this Agreement.

11.12

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and electronic signatures shall be deemed to be original signatures for purposes hereof.

12.14

This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements (including 4Mankind Healthcare Corp agreement dated February 16 & 18, 2022) and writings with respect to the subject matter hereof, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

GATC HEALTH CORP

AKON LIGHTING, INC.

/s/ Jeff Moses

/s/ Brandon Martin

Jeff Moses, President

Brandon Martin, CEO

SCHEDULE 1

MINIMUM SAMPLE REQUIREMENTS

For this Agreement to renew per the terms in Section 10.1, AL will deliver to GATC a minimum of one (1) million Test Results with associated de-identified personal health data, as agreed upon by both parties in a separate Sample Requirement Addendum, including full rights for GATC and its Affiliates to sequence, store, and use the data for research and commercial use.

1

SCHEDULE 2 VIRUS

WHEREAS, GATC has developed an artificial intelligence-driven genetic analysis engine based on patient test swabs to produce specific results for precision risk stratification and viral response platform for multi system analysis of viral infection, currently formatted to assess sars-cov-2 infection (the “Viruses Engine”), and produces the Reports; and

WHEREAS, COMANY is desirous of obtaining exclusive rights to receive the Reports generated from the Viruses Engine for use in the Licensed Territories, under the terms set forth herein.

For purposes of this Schedule, the term “Sample Test” shall mean a “Viruses Sample Test” which means a laboratory clinical test of a sample of human saliva for genetic sequencing and analysis of precision risk stratification and viral response platform for multi system analysis of viral infection, currently formatted to assess sars-cov-2 infection.

Analysis and Interpretation Fees:

The Fees for the Analysis and Interpretation Services (“Analysis and Interpretation Fees”) in the Licensed Territory will be $70.00 per Report generated for an End User. Upon mutual written agreement, the Parties may agree to change the Analysis and Interpretation Fee.

If AL partners with a philanthropic non-for-profit organization to subsidize the cost of the Test Kits and Reports, GATC agrees to reduce the Analysis and Interpretation Fees based on purchase commitment.

2

SCHEDULE 3

HEART

WHEREAS, GATC has developed an artificial intelligence-driven genetic analysis engine based on patient test swabs to produce specific results for a mass screening tool combined with high resolution risk analysis including top heart and cardiovascular risks (the “Heart Engine”), and produces the Reports; and

WHEREAS, AL is desirous of obtaining nonexclusive rights to receive the Reports generated from the Heart Engine for use in the Licensed Territories, under the terms set forth herein.

For purposes of this Schedule, the term “Sample Test” shall mean a “Heart Sample Test” which means a laboratory clinical test of a sample of human saliva for genetic sequencing and analysis using a mass screening tool combined with high resolution risk analysis including top heart and cardiovascular risks.

Analysis and Interpretation Fees:

The Fees for the Analysis and Interpretation Services (“Analysis and Interpretation Fees”) in the Licensed Territory will be $70.00 per Report generated for an End User. Upon mutual written agreement, the Parties may agree to change the Analysis and Interpretation Fee.

If AL partners with a philanthropic non-for-profit organization to subsidize the cost of the Test Kits and Reports, GATC agrees to reduce the Analysis and Interpretation Fees based on purchase commitment.

3

SCHEDULE 4

DIABETES

WHEREAS, GATC has developed an artificial intelligence-driven genetic analysis engine based on patient test swabs to produce specific results for predictive diabetic risk assessment and polygenic scoring test for early screening and treatment of diabetes (the “Diabetes Engine”), and produces the Reports; and

WHEREAS, AL is desirous of obtaining exclusive rights to receive the Reports generated from the Diabetes Engine for use in the Licensed Territories, under the terms set forth herein.

For purposes of this Schedule, the term “Sample Test” shall mean a “Diabetes Sample Test” which means a laboratory clinical test of a sample of human saliva for genetic sequencing and analysis of predictive diabetic risk assessment and polygenic scoring test for early screening and treatment of diabetes.

Analysis and Interpretation Fees:

The Fees for the Analysis and Interpretation Services (“Analysis and Interpretation Fees”) in the Licensed Territory will be $70.00 per Report generated for an End User. Upon mutual written agreement, the Parties may agree to change the Analysis and Interpretation Fee.

If AL partners with a philanthropic non-for-profit organization to subsidize the cost of the Test Kits and Reports, GATC agrees to reduce the Analysis and Interpretation Fees based on purchase commitment.

<

4

DIV style="width:15.133px">

SCHEDULE 5

LICENSED TERRITORIES

Algeria Angola  Benin Botswana Burkina Faso Burundi Cabo Verde Cameroon

Central African Republic (CAR) Chad

Comoros

Congo, Democratic Republic of the Congo, Republic of the

Cote d'Ivoire Djibouti Egypt

Equatorial Guinea Eritrea

Eswatini Ethiopia Gabon Gambia Ghana Guinea

Guinea-Bissau Kenya Lesotho Liberia

Libya Madagascar Malawi

Mali Mauritania Mauritius Morocco Mozambique Namibia Niger  Nigeria Rwanda

Sao Tome and Principe Senegal

Seychelles Sierra Leone Somalia South Africa South Sudan Sudan Tanzania Togo

Tunisia

Uganda

Zambia

Zimbabwe

4